Exhibit 99.1

At NationsHealth:	At Rx Communications Group:
Tim Fairbanks, CFO 954-903-5000	Melody A. Carey (investors) 917-322-2571
FOR IMMEDIATE RELEASE
NATIONSHEALTH MOVES UP TO NASDAQ NATIONAL MARKET
SUNRISE, Fla. — January 9, 2006 — NationsHealth, Inc. (Nasdaq: NHRX; NHRXW; NHRXU) today announced that The Nasdaq Stock Market, Inc. has approved the Company’s application to list its securities on The Nasdaq National Market. The Company anticipates that its common stock, warrants and units will begin trading on The Nasdaq National Market effective with the beginning of trading on January 11, 2006, under the current symbols “NHRX,” “NHRXW” and “NHRXU,” respectively. Until that time, the Company’s securities will continue to trade on The Nasdaq Capital Market under these symbols.
NationsHealth’s Chief Executive Officer, Glenn M. Parker, M.D. commented, “Meeting the listing requirements for The Nasdaq National Market is an important milestone for NationsHealth and reflects our commitment to the continued growth of the Company. We are pleased that our shareholders will now have access to the greater exposure, liquidity and trading efficiency that The Nasdaq National Market offers.”
About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. As of November 15, 2005, NationsHealth began a strategic alliance with CIGNA to provide services to CIGNA in its offering of a national prescription drug plan under Medicare Part D. NationsHealth currently has more than 3.1 million discount prescription cardholders, with cards accepted at over 50,000 pharmacies nationwide. In addition, NationsHealth provides home delivery of diabetes and ostomy medical products to more than 108,000 patients. NationsHealth is also the provider of diabetes supplies to more than 10,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. For more information please visit http://www.nationshealth.com.
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